TO OUR SHAREHOLDERS, EMPLOYEES, BUSINESS PARTNERS AND AUDIENCE

Last year was a big year for us - we merged into a public company, and positioned Medient Studios, Inc (“Medient”) to maximize its future potential.

We released our movie Storage 24 theatrically and world premiered Yellow at the Toronto International Film Festival, while also preparing a slate of new movies to commence production in the year ahead.

At the beginning of this New Year, I think that it is important to identify what will drive the greatest opportunity in the future.

Our Business: Theatrical Quality Movie Development, Production and Exploitation

The major Hollywood studios continue to focus on high budgeted “tent-pole” productions. This has created a market opportunity for Medient, to produce genre specific movies in a variety of budget ranges for a global audience.

Our Advantage: Public Private Partnership

Domestically and abroad, many governments have enacted legislation encouraging movie production, having concluded that this has strong economic benefits including job creation.  Both Storage 24 and Yellow, received significant financial incentives towards financing their costs.  In 2013 we will continue to access similar legislation, establishing a key advantage in reducing our cost of production wherever possible.

Our Future: Big Opportunity

There is a remarkable opportunity ahead for Medient.

We will use the inherent structural benefits of aligning movie and electronic games production to establish a new creative process that can convert ideas into movies and games for simul-release.

As we enter this new era, we intend to restructure the way stories are told within the entertainment industry, primarily focusing on the following-

•

Building a fully integrated, state of the art and environmentally conscious studio and campus (incorporating solar and hydro technologies) that has the capability to produce movies and electronic games. This will become home to our sound stages, our offices, and our employees

•

“In-Sourcing” content creation and key elements of the production process.

•

Applying production efficiencies, in a manner similar to creating an “intellectual property factory”.

•

Delivering well crafted genre specific stories that will entertain audiences in various languages on a global scale.

I believe that we are uniquely positioned to lead in these areas given the breadth of our management’s experience in finance and movie production, together with our global and regional business partners.

It truly is a new era at Medient - an era of incredible opportunity for us, for talent from around the world, for domestic and international distributors, and for all of our shareholders, employees and other stakeholders.

Although we still have a lot of hard work ahead, our vision has been embraced by our business partners, and together we can maximize the opportunity.

I encourage you to visit our website (www.medient.com), and sign up for our email list to receive news alerts.

Thank you for your support.

Manu Kumaran

Chief Executive Officer

January 22, 2013